Exhibit 4.26

EXCLUSIVE TECHNICAL AND CONSULTING SERVICES AGREEMENT

This Exclusive Technical and Consulting Services Agreement (this “Agreement”) is entered in Beijing, People’s Republic of China (the “PRC”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for purposes of this agreement) and by and between the following two parties:

(1)                                  PARTY A:  1VERGE INTERNET TECHNOLOGY (BEIJING) CO., LTD

Legal Address: Section D, 5/F, SinoSteel Plaza, No 8, Haidian Street, Haidian District, Beijing, China

Legal Representative: Victor Wing Cheung Koo

(2)                                  PARTY B: ZHEJIANG DONGYANG TIANSHI MEDIA LIMITED

Legal Address: C3-015-A, Hengdian Television Industry Experimental Area, Zhejiang, China

Legal Representative: LU Wen

(Individually a “Party”, and collectively the “Parties”)

WHEREAS:

A.                                   Party A, a wholly foreign-owned enterprise registered in the PRC under the laws of the PRC, owns necessary resources to provide the technical and consulting services;

B.                                     Party B, a domestic company registered in the PRC, is approved by the relevant government authorities to engage in the advertising agency, production of television, and cultural information consultation;

C.                                     Party A agrees to provide Party B with technical support, consulting services and other commercial services on exclusive basis during the term of this Agreement, and Party B hereby agrees to accept such technical and consulting services.

THEREFORE, the Parties through friendly negotiation and based on the principle of equality and mutual benefit, enter into the Agreement as follows:

1.                                      Technical and Consulting Services; Ownership and Exclusive Interests

1.1                                 During the term of this Agreement, Party A agrees to provide the complete technical support, business support and related consulting services during the term of this Agreement (as specified in Appendix 1, the “Services”) in accordance with the Agreement.

1.2                                 Party B hereby agrees to accept Services. Party B further agrees that, during the term of this Agreement, it shall not utilize any third party to provide such Services for such above-mentioned business without the prior written consent of Party A.

1.3                                 Party A shall be the sole and exclusive owner of all rights, title, interests and intellectual property rights arising from the performance of this Agreement, including, (but not limited to, any copyrights, patent, know-how, commercial secrets and otherwise), whether developed by Party A or Party B based on Party A’s intellectual property.

1.4                                 Party B covenants that Party A have the priority on cooperation with Party B in the same condition in case Party B is going to cooperate with other enterprises in respect of any business.

2.                                      Calculation and Payment of the Fee for Technical and Consulting Services (The “Fee”)

The Parties agree that the Fee under this Agreement shall be determined according to the Appendix 2.

3.                                      Representations and Warranties

3.1                                 Party A hereby represents and warrants as follows:

3.1.1                        Party A is a company duly registered and validly existing under the laws of the PRC;

3.1.2                        Party A has full right, power, authority and capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts;

3.1.3                        the Agreement will constitute a legal, valid and binding agreement of Party A enforceable against it in accordance with its terms upon its execution.

3.2                                 Party B hereby represents and warrants as follows:

3.2.1                        Party B is a company duly registered and validly existing under the laws of the PRC and is qualified and approved to engage in the advertising agency and publishing businesses.

3.2.2                        Party B has full right, power, authority and capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts.

3.2.3                        Once the Agreement has been duly executed by the Parties, it will constitute a legal, valid and binding agreement of Party B enforceable against it in accordance with its terms upon its execution.

4.                                      Confidentiality

4.1                                 Party B agrees to use all reasonable means to protect and maintain the confidentiality of Party A’s confidential data and information acknowledged or received by Party B by accepting the Services from Party A (collectively the “Confidential Information”). Party B shall not disclose or transfer any Confidential Information to any third party without Party A’s prior written consent. Upon termination or expiration of this Agreement, Party B shall, at Party A’s option, return all and any documents, information or software contained any of such Confidential Information to Party A or destroy it, delete all of such Confidential Information from any memory devices, and cease to use them. Party B shall take necessary measures to keep the Confidential Information to the employees, agents or professional consultants of Party B who are necessary to get to know such Information and procure them to observe the confidential obligations hereunder.

4.2                                 The limitation stipulated in Section 4.1 shall not apply to:

4.2.1                        the materials available to the public at the time of disclosure;

4.2.2                        the materials that become available to the public after the disclosure without fault of Party B;

4.2.3                        the materials Party B prove to have got the control neither directly nor indirectly from any other party before the disclosure;

4.2.4                        the information that each Party is required by law to disclose to relevant government authorities, stock exchange institute,  or that is necessary to disclose the above confidential information directly to the legal counselor and financial consultant in order to keep its usual business.

4.3                                 Both Parties agree that this article shall survive the modification, elimination or termination of this Agreement.

5.                                      Indemnity

In the event that a Party fails to comply with any of its obligations hereunder and such failure results in direct losses to the other Party, the defaulting Party shall make full and effective compensation to the other Party promptly upon receipt of a written notice from the non-defaulting Party.  The compensation that the defaulting Party shall pay to the non-defaulting Party for its defaulting action shall be equivalent to the actual losses caused by its default, which shall not include special, consequential or punitive damages or compensation for lost profit. If the failure renders impossible the continued performance of this Agreement, the other Party shall have the right to terminate this Agreement.

6.                                      Effective Date and Term

6.1                                 This Agreement shall be effective on January 6, 2012(“Effective Date”). The term of this Agreement is ten (10) years, unless earlier terminated as set forth in this Agreement or in accordance with the terms set forth in the agreement entered into by both Parties separately.

6.2                                 This Agreement shall be automatically extended for another ten (10) years except Party A gives its written notice terminating this Agreement three (3) months before the expiration of this Agreement.

7.                                      Termination

7.1                                 This Agreement shall expire on the date due unless this Agreement is extended as set forth in the relevant terms hereunder.

7.2                                 During the term of this Agreement, Party B is not permitted to terminate this Agreement early. Notwithstanding the foregoing, Party A may terminate this Agreement at any time with a written notice to Party B thirty (30) days before such termination. If Party A terminates the Agreement early for reasons attributable to Party B, Party B shall be obligated to compensate all the losses caused thereby to Party A and shall pay the relevant fees for the services provided.

7.3                                 Sections 4 and 5 shall survive after the termination or expiration of this Agreement.

8.                                      Settlement of Disputes

8.1                                 The Parties shall strive to settle any dispute arising from the interpretation or performance in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation, each Party can submit such matter to China International Economic and Trade Arbitration Commission (the “CIETAC”). The arbitration shall follow the then current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon both Parties. This article shall not be influenced by the termination or elimination of this Agreement.

8.2                                 Each Party shall continue to perform its obligations in good faith according to the provisions of this Agreement except for the matters in dispute.

9.                                      Force Majeure

9.1                                 Force Majeure, which includes but is not limited to, acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any event that is beyond the Party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure. The affected Party who is claiming to be not liable to its failure of fulfilling this Agreement by Force Majeure shall inform the other Party, without delay, of the approaches of the performance of this Agreement by the affected Party.

9.2                                 In the event that the affected Party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected Party will not be responsible for any damage by reason of such a failure or delay of performance. The affected Party shall take appropriate means to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both Parties agree to resume performance of this Agreement with their best efforts.

10.                               Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be written in English and Chinese and shall be deemed to be duly given when it is delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of the relevant Party or Parties set forth below.

PARTY A: 1VERGE INTERNET TECHNOLOGY (BEIJING) CO., LTD

Address	: Section D, 5/F, SinoSteel Plaza, No 8, Haidian Street, Haidian District, Beijing, China
Fax	: 010-59708818
Tele	: 010-58851881
Addressee	: Victor Wing Cheung Koo

PARTY B: ZHEJIANG DONGYANG TIANSHI MEDIA LIMITED

Address	: C3-015-A, Hengdian Television Industry Experimental Area, Zhejiang, China
Fax	: 010-84862809
Tele	: 010-84864655

11.                               Assignment

Party B shall not assign its rights or obligations under this Agreement to any third party without the prior written consent of Party A. Party A may transfer its rights or obligations under this Agreement to any third party without the consent of Party B, but shall inform Party B of the above assignment.

12.                               Severability

Any provision of this Agreement that is invalid or unenforceable because of any inconsistency with relevant law shall be ineffective or unenforceable within such jurisdiction where the relevant law governs, without affecting in any way the remaining provisions hereof.

13.                               Amendment and Supplement

Any amendment and supplement of this Agreement shall come into force only after a written agreement is signed by both Parties. The amendment and supplement duly executed by both Parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

14.          Governing Law

The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

15.                               Languages and Counterparts

This Agreement is executed in Two (2) originals in English and each Party shall retain 1 original.

[The space below is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

PARTY A: 1VERGE INTERNET TECHNOLOGY (BEIJING) CO., LTD.

(Company Seal)

By:	/s/ Victor Wing Cheung Koo
Authorized Representative: Victor Wing Cheung Koo

PARTY B: ZHEJIANG DONGYANG TIANSHI MEDIA LIMITED

(Company Seal)

By:	/s/ LU Wen
Authorized Representative: LU Wen

APPENDIX 1: THE LIST OF TECHNICAL AND CONSULTING SERVICES

Party A shall provide complete technical support, business support and related consulting services as follows (to the extent permitted under applicable PRC laws and regulations):

1.                                      Technical Services. Party A will provide technical services and training to Party B, taking advantage of Party A’s advanced technology in network, website and multimedia technologies to improve Party B’s system integration.

(a)                                  developing, implementing and maintaining a TV drama library management system; providing training for the staff of Party B relating to the use of the system;

(b)                                 developing, implementing and maintaining a network production system for the post-production of TV dramas, including online and offline editing systems, and providing training for the staff of Party B relating to the use of such system;

(c)                                  developing, implementing and maintaining a photography apparatus management system; providing training for the staff of Party B relating to the use of that system;

(d)                                 administering, managing and maintaining Party B’s information application system;

(e)                                  providing system optimization plans and implementing optimization features;

(f)                                    assuring the security and reliability of the post production network system;

(g)                                 managing and maintaining all network and providing technologies to assure the reliability and efficiency thereof;

(h)                                 providing information technology services and assuring the reliable operation of the information infrastructure.

2.                                      Marketing and Management Consulting.  For the purposes of expanding Party B’s market share, popularizing its products and creating an efficient internal operation, Party A will provide consulting services regarding marketing and management, which shall include:

(a)                                  assisting with the distribution of Party B’s TV dramas, including but not limited to online distribution through the leading PRC video websites;

(b)                                 providing strategic co-operation proposals and recommending relevant partners to Party B, and assisting Party B to establish and develop cooperative relationships with such partners with respect to production and distribution of TV dramas and programs;

(c)                                  providing Party B with market development strategies, including but not limited to the design and improvement of Party B’s products and business model as well as strategic on its market position and brand-building; and

(d)                                 training management personnel and providing management consultation services, including but not limited to regular business training for Party B’s management personnel and formulating realistic and effective solutions to existing problems in Party B’s business operations.

APPENDIX 2: CALCULATION AND PAYMENT OF THE FEE FOR TECHNICAL AND CONSULTING SERVICES

During the term of this Agreement, the service fee payable by Party B to Party A for services rendered according to Appendix 1 shall be a fee in RMB determined by the following formula:

Service Fee Payable = Party B’s Revenue – Turnover Taxes – Party B’s Total Costs – Profit to be Retained by Party B;

Where:

•                                          Party B’s Revenue is revenue received by Party B from third parties in the course of its ordinary business;

•                                          Turnover Taxes include, but are not limited to, business tax, value-added tax, urban maintenance and construction tax and education surcharges;

•                                          Party B’s Total Costs include all costs and expenses, such as costs of goods sold and operating costs incurred by Party B for carrying out the business; and

•                                          Profit to be Retained by Party B shall be determined by a reputable certified public accountant designated by Party A.

During the term of this Agreement, Party A shall have the right to adjust the above Fees at its sole discretion without the consent of Party B.